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                                                                    EXHIBIT 99.1


May 28, 2002                    CONTACTS:  Kathleen A. Sauve - Media Relations
                                Phone:     713/759-3635
                                24-Hour:   704/382-8333

                                           Brenda J. Peters -Investor Relations
                                Phone:     713/759-3954
                                Toll Free: 800/659-0059


         TEPPCO PARTNERS, L.P. TO PURCHASE NATURAL GAS GATHERING SYSTEM
                        IN SAN JUAN BASIN OF NEW MEXICO;
                     LARGEST ACQUISITION IN COMPANY HISTORY


HOUSTON - Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P. (TEPPCO) (NYSE:TPP) today announced the signing of a purchase and sale agreement with Burlington Resources Gathering Inc., a subsidiary of Burlington Resources Inc. (NYSE: BR), to acquire the Val Verde Gathering System located in the San Juan Basin of New Mexico, for $444 million.

"The acquisition of the Val Verde Gathering System is an outstanding addition to TEPPCO's rapidly growing midstream business," said Barry R. Pearl, president and chief executive officer of the general partner of TEPPCO. "These quality, fee-based assets will provide an immediate and substantial increase to the partnership's cash flow, as well as attractive growth opportunities."

"This acquisition, combined with our recent acquisitions of the Jonah Gas Gathering System and the Chaparral and Quanah pipelines, clearly demonstrates the strength of the TEPPCO/Duke Energy Field Services (DEFS) team in adding value to the partnership," added Pearl.

"As the parent company of the general partner of TEPPCO, DEFS is very excited about this acquisition," said Jim W. Mogg, chairman, president and chief executive officer of DEFS and chairman of the general partner of TEPPCO. "With growing production around this system, and

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DEFS' proven record as a reliable operator, the transaction will significantly benefit both TEPPCO and DEFS as we continue to provide quality service to producers in the San Juan Basin."

Located in San Juan and Rio Arriba counties, N.M., the Val Verde Gathering System gathers coal seam gas from the Fruitland Coal Formation of the San Juan Basin, a premier long-term source of natural gas supply in North America. The basin consists of both conventional gas reserves and prolific coal seam gas reserves.

The system is one of the largest coal seam gas gathering and treating facilities in the United States. Under the proposed transaction, TEPPCO will acquire 360 miles of pipeline ranging in size from 4 inches to 36 inches in diameter, 14 compressor stations operating over 93,000 horsepower of compression and a large amine treating facility for the removal of carbon dioxide. The system's capacity is approximately one billion cubic feet per day.

The system gathers natural gas from more than 544 separate wells throughout New Mexico and southern Colorado and provides gathering and treating services pursuant to 60 long-term contracts with approximately 40 different natural gas producers in the San Juan Basin. Gas transported on the Val Verde System is delivered to several interstate pipeline systems serving the western United States, as well as local New Mexico markets.

TEPPCO projects first full-year earnings before interest, taxes, depreciation and amortization (EBITDA) from the Val Verde System of approximately $55 million to $60 million. TEPPCO believes that the acquisition will be immediately accretive to income and cash flow upon closing.

As a result of the positive impact of the Val Verde System acquisition, TEPPCO plans to increase its annual distribution by $0.10 per unit, effective with the distribution to be declared in July 2002 and payable in August 2002.

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The Val Verde System will be commercially managed and operated by DEFS, one of the nation's leading natural gas gathering and processing companies.

The transaction is expected to close by June 30, 2002, subject to regulatory approval and completion of customary closing conditions. A combination of equity and debt financing will be used to fund the acquisition.

TEPPCO will host a conference call related to the acquisition at 9 a.m. CDT on Tuesday, May 28, 2002. Interested parties may listen via the Internet, live or on a replay basis at www.teppco.com.

TEPPCO Partners, L.P. is a publicly traded master limited partnership, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates a natural gas gathering system; and owns a 50-percent interest in Seaway Crude Pipeline Company, an interest in Centennial Pipeline LLC, and an undivided ownership interest in the Rancho and Basin Pipelines. Texas Eastern Products Pipeline Company, LLC, an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO's website at www.teppco.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

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